Exhibit 99.1

P R E S S   R E L E A S E

Splunk Announces Appointment of Sara Baack and Elisa Steele to its Board of Directors

David Hornik Retires After 13 Years of Board Service

SAN FRANCISCO — September 13, 2017 — Splunk Inc. (NASDAQ: SPLK), provider of the leading software platform for real-time Operational Intelligence, today announced that Sara Baack, chief marketing officer of Equinix, and Elisa Steele, former CEO and president of Jive Software, have been appointed to its Board of Directors effective as of today. Long-standing director David Hornik has retired from the Board effective as of today.

“Both Sara and Elisa bring valuable perspectives and diverse experience in leadership roles at top technology companies,” said Doug Merritt, President and CEO, Splunk. “The addition of Sara and Elisa further strengthens our Board of Directors as Splunk enters the next phase of customer success, innovation and growth. David Hornik has been an exceptional member of the Splunk Board from its earliest days. We thank him for his vision, leadership and many contributions to the company’s success.”

Sara Baack brings more than 20 years of experience as a strategy, marketing, and operations executive to the Splunk Board of Directors. Baack currently serves as the chief marketing officer at Equinix, Inc. Prior to Equinix, she held several senior vice president roles at Level 3 Communications, running product lines and business units and managing merger integrations.  She also worked in financial services as an investment banker and private equity investor in the communications sector.  Sara holds an MBA from Harvard Business School with High Distinction and a B.A. from Rice University.

“Splunk’s continued leadership in the analytics, cloud and machine learning technology spaces is a compelling value proposition to be a part of,” said Baack. “Splunk created the machine data analytics market and is transforming industries by enabling its customers to turn data into answers. I am honored to join the Splunk Board of Directors and contribute to Splunk’s future success.”

Elisa Steele is a proven leader with more than 20 years of experience leading and transforming technology companies. Steele was most recently CEO of Jive Software and a member of the Jive Board of Directors. Prior to Jive, Steele served as Microsoft’s chief marketing officer and corporate vice president, consumer apps and services. She also served as the chief marketing officer at Skype and as executive vice president and chief marketing officer at Yahoo!. Steele has held leadership roles at NetApp, Sun Microsystems and AT&T Business Services. Steele holds an MBA from San Francisco State University and a B.A. from the University of New Hampshire.

“Splunk’s path to a global, technology powerhouse has been inspiring to watch, and I am excited to now be part of and contribute to its continued growth,” Steele said. “I have long admired Splunk’s vision and leadership, and am thrilled to join the Splunk Board of Directors.”

Splunk Inc. | www.splunk.com

David Hornik joined the Splunk Board of Directors in 2004 in connection with Splunk’s first round of financing.  He commented, “I have had a tremendous journey with Splunk from just after its conception through today’s position as an industry leader. I believe the company’s opportunity is still in the early days.”

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) is the market leader in analyzing machine data to deliver Operational Intelligence for security, IT and the business. Splunk® software provides the enterprise machine data fabric that drives digital transformation. More than 14,000 customers in over 110 countries use Splunk solutions in the cloud and on-premises. Join millions of passionate users by trying Splunk software for free: http://www.splunk.com/free-trials.

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Splunk, Splunk>, Listen to Your Data, The Engine for Machine Data, Splunk Cloud, Splunk Light and SPL are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2017 Splunk Inc. All rights reserved.

For more information, please contact:

Media Contact

Sherry Lowe

Splunk Inc.

415.852.5529

slowe@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

415.848.8476

ktinsley@splunk.com

Splunk Inc. | www.splunk.com